Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 1, 2011, relating to the financial statements and financial statement schedules of Advance Auto Parts, Inc. (the Company), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Advance Auto Parts, Inc. for the year ended January 1, 2011.

/s/ Deloitte & Touche LLP
Richmond, VA
December 16, 2011